AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1995



                    Registration No. 33-60573



               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
              ------------------------------------


                         AMENDMENT NO. 1
                               TO
                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

              ------------------------------------

                      WELLS FARGO & COMPANY
     (Exact name of registrant as specified in its charter)
                            Delaware
                    (State of Incorporation)
                           13-2553920
              (I.R.S. Employer Identification No.)
                      420 Montgomery Street
                 San Francisco, California 94163
                         (415) 477-1000
  (Address and telephone number of principal executive offices)
                          ALAN J. PABST
               Senior Vice President and Treasurer
                      Wells Fargo & Company
                      420 Montgomery Street
                 San Francisco, California 94163
                         (415) 477-1000
    (Name, address and telephone number of agent for service)
              ------------------------------------


                           Copies to:
GEORGE D. TUTTLE, Esq.        ERIC S. HAUETER, Esq.   E. WAIDE WARNER, Jr., Esq.
DOUGLAS D. SMITH, Esq.        Brown & Wood            Davis Polk & Wardwell
Brobeck, Phleger & Harrison   555 California Street   450 Lexington Avenue
One Market Plaza              San Francisco,          New York, New York 10017
California 94105              California 94104


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this Registration
Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/



                 CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                       PROPOSED             PROPOSED
                                                                        MAXIMUM              MAXIMUM            AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES TO BE       AMOUNT TO BE        OFFERING PRICE          AGGREGATE          REGISTRATION
                 REGISTERED                     REGISTERED(1)        PER SECURITY        OFFERING PRICE           FEE(2)
- --------------------------------------------------------------------------------------------------------------------------------

Notes.......................................
Preferred Stock (4).........................

Depositary Shares (5)(6)....................    $2,062,750,000      100%(3)              $2,062,750,000        $711,293
Common Stock (6)(7).........................



(1) In United States dollars or the equivalent thereof in foreign currency or currency units. If any of the Notes are issued at an original issue discount, this amount will be increased such that the public offering price will equal $2,062,750,000.

(2) $272,250,000 maximum aggregate offering price of securities is being carried forward pursuant to Rule 429 under the Securities Act of 1933 from Registration Statement No. 33-51227, as discussed below on this facing page. The amount of the filing fee to register such securities is $93,880.

(3) Estimated solely for the purpose of calculating the registration fee. The aggregate public offering price of Notes and Preferred Stock sold will not exceed
     $2,062,750,000.

(4) Such indeterminate number of shares of Preferred Stock as may from time to time be issued at indeterminate prices and, in addition, as may be issuable upon conversion, exchange or in payment of the Notes registered hereunder.

(5) Such indeterminate number of Depositary Shares as may be issued in the event the registrant elects to offer fractional interests in shares of Preferred Stock registered hereunder.

(6) No additional consideration will be received for the Depositary Shares or Common Stock and therefore no registration fee is required pursuant to Rule 457(j).

(7) Such indeterminate number of shares of Common Stock as may be issuable upon conversion or in payment of the Notes and Preferred Stock registered hereunder.






         The registrant hereby amends this Registration Statement
on such date or dates as may be necessary
to delay its effective date until the registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in
accordance with Section 8(a) of the Securities Act
of 1933 or until the Registration Statement shall become
effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
- --------------------------------------------------------------------
- --------------------------------------------------------------------


         Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement constitutes a combined Prospectus relating also to $272,250,000 maximum aggregate offering price of securities, unsold as of August 2, 1995, registered pursuant to Registration Statement No. 33-51227 previously filed by the Company on Form S-3.


                               1.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.






           Subject to Completion, dated August 2, 1995

                         $2,335,000,000

                      WELLS FARGO & COMPANY
                     SENIOR DEBT SECURITIES
                  SUBORDINATED DEBT SECURITIES
                         PREFERRED STOCK


                  WELLS FARGO & COMPANY (the "Company") intends to offer and sell from time to time its debt securities (the "Notes") and its Preferred Stock, $5.00 par value ("Preferred Stock"), with an aggregate public offering price of $2,335,000,000 (or the equivalent in foreign currencies or composite currencies) on terms to be determined by market conditions at the time of sale. The Notes and the Preferred Stock (together the "Offered Securities") may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"). At the option of the Company, the Notes may be issued as senior debt securities ("Senior Notes") or as subordinated debt securities ("Subordinated Notes"). The Offered Securities may be denominated in United States dollars or, at the option of the Company, in any other currency, in a composite currency or in amounts determined by reference to an index which is specified in the Prospectus Supplement. The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement. The Notes may be convertible or exchangeable into Preferred Stock or Common Stock of the Company. The Preferred Stock may be convertible or exchangeable into Notes or Common Stock of the Company.



                  The Offered Securities may be offered and sold directly by the Company or through one or more underwriters or agents. In addition, the Prospectus Supplement will set forth the terms of sale of the Offered Securities and the identity of any underwriters or agents. Any underwriters, dealers or agents participating in any offering of the Offered Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended. See "Plan of Distribution."


                  Payment of the principal of the Subordinated
Notes may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company or the Bank. There is no right of acceleration in the case of a default in the performance of any covenant with respect to the Subordinated Notes, including the payment of interest or principal. See "Description of Notes - Events of Default."


              ------------------------------------



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
        SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE OFFERED SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS BUT ARE
  UNSECURED DEBT OBLIGATIONS OF, OR EQUITY INTERESTS IN, WELLS
       FARGO & COMPANY AND ARE NOT INSURED BY THE FEDERAL
           DEPOSIT INSURANCE CORPORATION OR ANY OTHER
             GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

              ------------------------------------



               This Prospectus may not be used to
                   consummate sales of Offered
                  Securities unless accompanied
                   by a Prospectus Supplement.

              ------------------------------------



         The date of this Prospectus is __________, 1995


                               2.

                  No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and the Prospectus Supplement in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriters or agents. Neither the delivery of this Prospectus and the Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                      AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Proxy statements, reports and other information concerning the Company can be inspected at the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from such facilities and the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York and Pacific Stock Exchanges on which certain of the Company's securities are listed. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


                  The Company hereby incorporates by reference in this Prospectus the following reports filed with the Commission pursuant to Section 13 of the Act: (i) the Company's Annual
Report on Form 10-K for the year ended December 31, 1994;
(ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31 1995; and (iii) the Company's Current Reports on
Form 8-K filed on January 17, April 18, June 22 and July 18, 1995. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.


                  Any person receiving a copy of this Prospectus may obtain without charge, upon oral or written request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests should be directed to Wells Fargo & Company, Investor/Public Relations, MAC #0163-029,
343 Sansome Street, San Francisco, California 94163, telephone
(415) 396-0560.

                  Any statement contained in a document
incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                      WELLS FARGO & COMPANY

                  Wells Fargo & Company ("Company") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. On the basis of assets as of December 31, 1994, the Company was the fifteenth largest bank holding company in the United States. As of December 31, 1994, the Company had loans of $36.3 billion, total assets of $53.4 billion, total deposits of $42.3 billion and stockholders' equity of

                               3.

$3.9 billion.  Its principal subsidiary is Wells Fargo Bank,
National Association ("Bank"). The Bank is primarily engaged in retail, commercial and corporate banking, real estate lending and trust and investment services.

                  The Company is a legal entity separate and distinct from the Bank and its other affiliates. There are various legal limitations on the extent to which the Bank may extend credit, pay dividends or otherwise supply funds to the Company or various of its affiliates. The executive offices of the Company are located at 420 Montgomery Street, San Francisco, California 94163. The Company's telephone number is (415) 477-1000.

                  Since the Company is a holding company, the rights of the Company to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of holders of the Offered Securities to benefit indirectly from such distribution) are subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be a creditor of that subsidiary. Claims on the Company's subsidiaries by creditors other than the Company include long-term debt and substantial obligations in respect of federal funds purchased, securities sold under repurchase agreements and certain other short-term borrowings, as well as deposit liabilities.

                         USE OF PROCEEDS

                  The net proceeds from the sale of the Offered Securities will be used for general corporate purposes. Specific allocations of the proceeds to such purposes have not been determined. The net proceeds may be used to reduce outstanding commercial paper and other debt of the Company. Based upon the anticipated future funding requirements of the Company and its subsidiaries in addition to those stated above, the Company expects that it will, from time to time, engage in additional financings of a character and in amounts to be determined and that its commercial paper borrowings and other short-term debt may be increased above the level prevailing after the initial use of proceeds.

                               4.

                     SUMMARY FINANCIAL DATA

     This summary is qualified in its entirety by the detailed information and financial statements included in the documents incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."



- ------------------------------------------------------------------------------------------------------------------------------
                                                                    Year Ended December 31,

                                                         ---------------------------------------------------------------------
                                                         1994           1993            1992             1991             1990

                                                         ---------------------------------------------------------------------

                                                                          (in millions)
 Consolidated Summary of Income:
    Interest income..................................... $  3,765       $  3,761        $  4,145         $  4,972         $ 5,051
    Interest expense....................................    1,155          1,104           1,454            2,452           2,737
                                                           ------         ------          ------           ------          ------
    Net interest income.................................    2,610          2,657           2,691            2,520           2,314
    Provision for loan losses...........................      200            550           1,215            1,335             310
                                                           ------         ------          ------           ------          ------
    Net interest income after provision for loan
       losses...........................................    2,410          2,107           1,476            1,185           2,004
    Noninterest income..................................    1,200          1,093           1,059              889             909
    Noninterest expense.................................    2,156          2,162           2,035            2,020           1,717
                                                           ------         ------          ------           ------          ------
    Income before
       income tax expense...............................    1,454          1,038             500               54           1,196
    Income tax expense..................................      613            426             217               33             484
                                                           ------         ------          ------           ------          ------
    Net income.......................................... $    841       $    612        $    283         $     21         $   712
                                                           ======         ======          ======           ======         ======
    Net income applicable to
       common stock..................................... $    798       $    562        $    235         $      2         $  685
                                                           ======         ======          ======           ======          ======

    Net income per
       common share..................................... $  14.78       $  10.10        $   4.44         $    .04         $ 13.39
                                                           ======         ======          ======           ======          ======

    Average common shares
       outstanding......................................     53.9           55.6            52.9             51.8           51.2
                                                           ======         ======          ======           ======          ======

Consolidated Average Balance Sheet Data:
    Loans............................................... $ 34,039       $ 34,304        $ 40,406         $ 46,736         $ 44,061
    Total assets........................................   51,849         51,110          52,497           55,022           51,109
    Core deposits.......................................   39,592         40,389          41,779           41,523           36,219
    Total deposits......................................   40,821         40,727          42,266           42,642           37,075
    Stockholders' equity................................    4,079          3,996           3,573            3,352           3,137

Net Interest Margin(1)..................................     5.55%          5.74%           5.70%            5.18%           5.12%
Consolidated Profitability Ratios:
    Net income to average total assets (ROA)............     1.62%          1.20%            .54%             .04%           1.39%
    Net income applicable to common stock to
       average common stockholders'
       equity (ROE).....................................    22.41          16.74            7.93              .07           25.07

- --------
(1) Net interest margin is defined as net interest income on a taxable-equivalent basis divided by average total earning assets.

                               5.





- ------------------------------------------------------------------------------------------------------------------------------
                                                                    Year Ended December 31,

                                                         ---------------------------------------------------------------------
                                                         1994           1993            1992             1991             1990

                                                         ---------------------------------------------------------------------
                                                                       (in millions)

Consolidated Period-End Capital Ratios:(2)
    Common stockholders' equity to assets...............      6.41%          7.00%         6.03%             5.24%           5.26%
    Stockholders' equity to assets......................      7.33           8.22          7.25              6.11            5.98
Consolidated Period-End Loan Data:
    Allowance for loan losses........................... $   2,082        $ 2,122       $ 2,067           $ 1,646         $   885
    Allowance for loan losses as a percentage of
       total loans......................................      5.73%          6.41%         5.60%             3.73%           1.81%
    Nonaccrual and restructured loans................... $     582        $ 1,200       $ 2,142           $ 1,981         $ 1,013
    Nonaccrual and restructured loans
       as a percentage of total loans...................       1.6%           3.6%          5.8%             4.5%             2.1%
Consolidated Loan Charge-Off Data:
    Net loan charge-offs................................ $     240        $   495        $  798           $  572          $   168
    Net loan charge-offs as a percentage
       of average total loans...........................      0.70%          1.44%         1.97%            1.22%            0.38%
Consolidated Ratios of Earnings to Fixed
    Charges:(3)(5)
    Including interest on deposits......................      2.20           1.90          1.33             1.02             1.43
    Excluding interest on deposits......................      5.04           4.53          2.56             1.10             2.42
Consolidated Ratios of Earnings to
    Fixed Charges and Preferred
       Stock Dividends: (3) (4) (5)
    Including interest on deposits......................      2.07           1.77           1.26            1.00             1.41
    Excluding interest on deposits......................      4.18           3.51           2.02            1.01             2.30


- --------
(2) Based on the Federal Reserve Board's guidelines, the Company's total risk-based capital ratio was 13.16%, 15.12%, 13.15%, 10.19% and 9.27% at December 31, 1994, 1993, 1992, 1991 and 1990,
respectively. The Company's Tier 1 risk-based capital ratio was 9.09%, 10.48%, 8.22%, 5.78% and 5.03% at December 31, 1994, 1993,
1992, 1991 and 1990, respectively.

(3) For purposes of computing these ratios, earnings represent income before income tax expense plus fixed charges.
Fixed charges represent interest expense plus the estimated interest component of net rental expense.

(4) The preferred stock dividends are increased to amounts representing the pretax earnings required to cover such dividends.

(5) These computations are included herein in compliance with Securities and Exchange Commission regulations. However, management believes that fixed charge ratios are not meaningful measures for the business of the Company because of two factors. First, even if there were no change in net income, the ratios would decline with an increase in the proportion of income which is tax-exempt or, conversely, they would increase with a decrease in the proportion of income which is tax-exempt. Second, even if there were no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.




                               6.

                      DESCRIPTION OF NOTES



       The Senior Notes will be issued under an Indenture, dated as of September 1, 1984, as amended by the First Supplemental Indenture dated as of April 15, 1986, the Second Supplemental Indenture dated as of June 30, 1987, and the Third Supplemental Indenture dated as of January 23, 1991 (together, the "Senior Indenture"), between the Company and Chemical Bank, as successor Trustee (the "Senior Trustee"). The Subordinated Notes will be issued under an Indenture dated as of December 10, 1992 (the "Subordinated Indenture"), between the Company and Marine Midland Bank, as Trustee (the "Subordinated Trustee"). In this Prospectus, the Senior Indenture and the Subordinated Indenture are referred to as the "Indentures." The Senior Trustee and the Subordinated Trustee are referred to as the "Trustees." As used in this Prospectus, the term "Senior Notes" means the Senior Notes offered hereby and, unless the context otherwise requires, any other debt securities heretofore or hereafter issued under the Senior Indenture, the term "Subordinated Notes" means the Subordinated Notes offered hereby and, unless the context otherwise requires, any other debt securities heretofore or hereafter issued under the Subordinated Indenture, and the term "Notes" means the Notes offered hereby and, unless the context otherwise requires, any other debt securities hereto or hereafter issued under the Indentures; and references to "principal" of the Notes shall be deemed to include, unless the context otherwise requires, a reference to premium, if any, on the Notes. Copies of the Indentures and the forms of the notes are filed or incorporated by reference as exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures and the summary of certain provisions of a particular series of Notes set forth in the Prospectus Supplement relating thereto do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures and the respective forms of the Notes, including the definitions therein of certain terms. Whenever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference.




GENERAL

       The Indentures do not limit the amount of debt securities which can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indentures do not limit the amount of other indebtedness or securities which may be issued by the Company. The Notes may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be payable in currencies other than United States dollars, in composite currencies or in amounts determined by reference to an index and may otherwise vary, all as provided in the Indentures.


       The Prospectus Supplement will set forth the following specific terms regarding the series of Notes offered thereby:
(i) the designation and aggregate principal amount of Notes of such series; (ii) the ranking of the Notes as Senior Notes or Subordinated Notes; (iii) the percentage of their principal amount at which such Notes will be issued; (iv) the date or dates on which such Notes will mature, if any; (v) the rate per annum or the method of determining the rate or rates per annum, if any, at which such Notes will bear interest; (vi) the dates from and on which such interest, if any, will accrue and be payable and the designated record dates for such interest payments; (vii) the currency (which may be a composite currency) in which payment of principal and interest, if any, shall be payable if other than United States dollars; (viii) the index, if any, upon which the amount of principal or interest is determined; (ix) any redemption terms; (x) any conversion or exchange provisions;
(xi) provisions for issuance of global securities; and (xii) other specific terms. If so indicated in the applicable prospectus supplement, the terms of the Notes offered thereby may differ from those set forth herein.


       Some of the Notes may be issued as discounted Notes (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a discount below their stated principal amount. Some of the Notes may be perpetual and have no stated maturity. Federal income tax consequences and other special
                               7.

considerations applicable to such perpetual or discounted Notes will be described in the Prospectus Supplement relating thereto.

       Interest on the Notes of any series will be payable to the persons in whose names the Notes are registered at the close of business on the record date designated for an interest payment date (Section 2.03). The Notes may be presented for the payment of principal and interest, if any, transfer and exchange at the offices or agencies of the Company maintained for such purposes in San Francisco and New York City. Payment of any installment of interest may be made at the option of the Company by check, mailed to the address of the person entitled thereto as it appears on the Register of the Notes of such series (Sections 2.05, 4.01 and 4.02). The Notes will be issued in fully registered form, without coupons, in denominations of $1,000 and any whole multiple of $1,000, unless different authorized denominations are stated in the Prospectus Supplement. No service charge will be made for any exchange or registration of transfer of a Note, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge (Section 2.05). The Indentures provide that if a series of Notes is denominated in a currency other than United States dollars or in a composite currency, in the absence of a contrary provision in the Notes any action or distribution under the Indentures will be based on the relative amount of United States dollars that could be obtained on such reasonable basis of exchange on such date as is specified by the Company to the Trustee (Sections 14.10 of the Senior Indenture and 16.10 of the Subordinated Indenture).

       All of the Notes will be unsecured general obligations of the Company. The Senior Notes will not be subordinated in right of payment to any other indebtedness of the Company. Unless otherwise set forth in the applicable Prospectus Supplement, neither the Indentures nor the Notes contain provisions which would afford holders of the Notes protection in the event of a takeover, recapitalization or similar restructuring involving the Company which could adversely affect the Notes.

SUBORDINATION OF SUBORDINATED NOTES


       The obligation of the Company to make any payment on account of the principal of and interest on the Subordinated Notes of any series will be subordinate and junior in right of payment to the Company's obligations to the holders of Senior Indebtedness of the Company to the extent described in the next paragraph. Senior Indebtedness of the Company includes the Senior Notes and means (i) any indebtedness of the Company for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) obligations under letters of credit, (iii) any indebtedness or other obligations of the Company with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates, and (iv) any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described in (i), (ii) or (iii) above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles, in each case listed in (i), (ii), (iii) and
(iv) above, whether outstanding on the date of execution of the Subordinated Indenture or thereafter incurred, other than obligations "ranking on a parity" with the Subordinated Notes or "ranking junior" to the Subordinated Notes (as those terms are defined in the Subordinated Indenture) (Section 1.01). The definition of senior indebtedness in previously issued subordinated debt of the Company (the "Prior Subordinated Debt", which term excludes any Subordinated Notes issued under the Subordinated Indenture) includes only indebtedness of or guaranteed by the Company for borrowed money and any deferred obligation for the payment of the purchase price of property or assets, other than obligations ranking on a parity with or junior to such subordinated indebtedness. As a result of this difference, the holders of Subordinated Notes are subordinated to greater amounts of senior indebtedness of the Company than holders of such Prior Subordinated Debt and, under the circumstances described in the following paragraph, holders of Subordinated Notes may receive less, ratably, than holders of such Prior Subordinated Debt. As of December 31, 1994, there was $1.4 billion of Senior Indebtedness of the Company and $1.5 billion of obligations

                               8.

ranking on a parity (as defined in the Subordinated Indenture) with the Subordinated Notes. The Subordinated Indenture does not limit the amount of Senior Indebtedness of the Company.

       In the case of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to the Company as a whole, whether voluntary or involuntary, all obligations of the Company to holders of Senior Indebtedness of the Company shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Subordinated Notes. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness of the Company, the holders of the Subordinated Notes, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Notes, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of and interest on the Subordinated Notes before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to the Subordinated Notes (Section 14.01). By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Subordinated Notes having a claim pursuant to the Subordinated Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Notes (Section 14.10).

GLOBAL SECURITIES

       The Notes of a series may be issued in whole or in part in the form of one or more global securities ("Global Security") that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to such series. Global Securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for Notes in definitive form, a Global Security may not be transferred except as a whole by the depositary for such Global Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor (Sections 2.02 and 2.05).

       The specific terms of the depositary arrangement with respect to any Notes of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

       Upon the issuance of a Global Security, the depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Security to the accounts of institutions that have accounts with such depositary ("Participants"). The accounts to be credited shall be designated by the underwriters of such Notes, by certain agents of the Company or by the Company, if such Notes are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary with respect to Participants' interests in such Global Security or by Participants or by persons that hold through Participants with respect to beneficial owners' interests. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such ownership limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

       So long as the depositary for a Global Security, or its nominee, is the holder of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture governing such Notes. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Notes of the series

                               9.

represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Notes.

       Principal and interest payments on Notes registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. The Company expects that the depositary for Notes of a series, upon receipt of any payment of principal or interest in respect of a Global Security, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such depositary. The Company also expects that payments by Participants or persons who hold interests through Participants to owners of beneficial interests in such Global Security held through such Participants or persons will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants or persons. None of the Company, the Trustee for such Notes, any paying agent or any registrar for such Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

       If a depositary for Notes of a series is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes of such series in definitive form in exchange for the Global Security or Securities representing the Notes of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Notes of a series represented by one or more Global Securities and, in such event, will issue Notes of such series in definitive form in exchange for the Global Security or Securities representing such Notes.

CONVERSION AND EXCHANGE


       The terms, if any, on which Notes of any series are convertible into or exchangeable for Common Stock or Preferred Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which the number of shares of Common Stock or Preferred Stock to be received by the holders of Notes would be calculated according to the market price of Common Stock or Preferred Stock as of a time stated in the Prospectus Supplement.


LIMITATION ON SALE OR ISSUANCE OF CAPITAL STOCK OR CONVERTIBLE
SECURITIES OF, AND MERGER OR SALE OF ASSETS BY, THE BANK

       The Senior Indenture contains a covenant that (i) the Company will not, and will not permit Wells Fargo Bank, National Association (or its successors or survivors) ("Bank") to issue, sell, transfer, assign, pledge or otherwise dispose of any shares of Capital Stock of any class of the Bank or any securities convertible or exchangeable into shares of Capital Stock of any class of the Bank, unless, after giving effect to such transaction and to shares issuable upon conversion or exchange of outstanding securities convertible or exchangeable into such Capital Stock (including such securities, if any, which may be the subject of such transaction), at least 80% of the outstanding shares of Capital Stock of each class of the Bank shall be owned at that time directly or indirectly by the Company; and (ii) the Company will not permit the Bank to merge or consolidate or convey or transfer all or substantially all of its assets, unless at least 80% of the outstanding shares of Capital Stock of each class (after giving effect to such transaction and to shares issuable upon conversion or exchange of outstanding securities convertible or exchangeable into Capital Stock, including such securities, if any, which may be issued in such transaction) of the surviving corporation in the case of merger or consolidation or of the transferee corporation in the case of a conveyance or transfer shall be owned at that time directly or indirectly

                               10.

by the Company (Section 4.07 of the Senior Indenture). There is no similar covenant in the Subordinated Indenture.


EVENTS OF DEFAULT

       An Event of Default with respect to any series of Senior Notes is defined in the Senior Indenture as being: (a) default for 30 days in payment of any installment of interest on Senior Notes of such series; (b) default in payment of any principal on Senior Notes of such series; (c) default by the Company in performance in any material respect of any of the covenants or agreements in the Senior Notes or in the Senior Indenture specifically contained therein for the benefit of the Senior Notes of such series which shall not have been remedied for a period of 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of not less than 25% in principal amount of the Senior Notes of such series and all other series so benefited (all such series voting as one class) then outstanding; or (d) certain events of bankruptcy, insolvency or reorganization of the Company or of the Bank (Section 6.01 of the Senior Indenture). No Event of Default described in clause (a), (b) or (c) above with respect to a particular series of Senior Notes necessarily constitutes an Event of Default with respect to any other series of Senior Notes. In addition, the Senior Indenture also defines an Event of Default with respect to any series of Senior Notes as being default in the payment of any indebtedness for borrowed money of the Company (including a default with respect to Senior Notes of any series other than such series) or of the Bank in principal amount in excess of $1,000,000 and the expiration of any period of grace with respect thereto, or the occurrence of any event of default as defined in any mortgage, indenture or instrument (including the Senior Indenture) evidencing, securing or under which there is issued any indebtedness for borrowed money of the Company or of the Bank in principal amount in excess of $1,000,000 that results in the acceleration of such indebtedness, and such default in payment is not cured or such acceleration is not rescinded or annulled within 10 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of not less than 25% in principal amount of all Senior Notes then outstanding (all series voting as one class), provided that so long as the Company or the Bank, as the case may be, is contesting in good faith such default in payment or event of default and the Company delivers to the Trustee a certificate that the Company or the Bank, as the case may be, is contesting in good faith the existence of such payment default or event of default, then no Event of Default shall be deemed to exist under this clause; such Event of Default is herein called a "Cross Default."



       The Senior Indenture provides that if an Event of Default under clause (a), (b) or (c) above shall have occurred and be continuing (but only if, in the case of clause (c), the Event of Default is with respect to less than all series of Senior Notes then outstanding under such Indenture), either the Trustee or the holders of not less than 25% in principal amount of the then outstanding Senior Notes of the series as to which the Event of Default has occurred (each such series voting as a separate class in the case of an Event of Default under clause (a) or (b), and all such series voting as one class in the case of an Event of Default under clause (c)) may declare the principal (or portion thereof specified in the terms of such series) of all the Senior Notes of such series, or of all such series in the case of an Event of Default under clause (c) above, in each case together with any accrued interest, to be due and payable immediately. The Senior Indenture also provides that if an Event of Default under clause (c) or (d) above or the Cross Default clause shall have occurred and be continuing (but only if, in the case of clause
(c), the Event of Default is with respect to all the Senior Notes then outstanding under the Senior Indenture), either the Trustee or the holders of not less than 25% in principal amount of all the Senior Notes then outstanding (voting as one class) may declare the principal (or portion thereof specified in the terms of any series) of all the Senior Notes, together with any accrued interest, to be due and payable immediately. Upon certain conditions, such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be annulled by the holders of a majority in principal amount of the Senior Notes of the series then outstanding as were entitled to declare such default (such series or all such series voting as one class, if more than one series is so entitled). In addition, past defaults may be waived by the holders of a majority in principal amount of the Senior Notes of all series then outstanding (all series voting as one class), except a default in the payment of principal of or interest on the

                               11.

Senior Notes or in respect of a covenant or provision of the Senior Indenture which cannot be modified or amended without the consent of the holder of each Senior Note so affected (Sections
6.01 and 6.06 of the Senior Indenture).

       An Event of Default with respect to any series of Subordinated Notes is defined in the Subordinated Indenture as being: (a) default for 30 days in payment of any installment of interest on Subordinated Notes of such series; (b) default in payment of any principal on Subordinated Notes of such series;
(c) default by the Company in performance in any material respect of any of the covenants or agreements in the Subordinated Notes or in the Subordinated Indenture specifically contained therein for the benefit of the Subordinated Notes of such series which shall not have been remedied for a period of 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of not less than 25% in principal amount of the Subordinated Notes of such series and all other series so benefited (all such series voting as one class) then outstanding; or (d) certain events of bankruptcy, insolvency or reorganization of the Company or the Bank (Section 6.01 of the Subordinated Indenture). No Event of Default described in clause
(a), (b) or (c) above with respect to a particular series of Subordinated Notes necessarily constitutes an Event of Default with respect to any other series of Subordinated Notes. No Event of Default described in clause (a), (b) or (c) above permits acceleration of the payment of principal of the Subordinated Notes. The Subordinated Indenture provides that if an Event of Default under clause (d) above shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all the then outstanding Subordinated Notes of each series as to which such Event of Default has occurred (voting as one class) may declare the principal (or a portion thereof specified in the terms of any series) of all Subordinated Notes as to which such Event of Default under clause
(d) has occurred, together with any accrued interest, to be due and payable immediately. Upon certain conditions, such declaration may be annulled by a majority in principal amount of the Subordinated Notes of the series then outstanding as were entitled to declare such Event of Default (such series or all series voting as one class, if more than one series is so entitled). In addition, past defaults may be waived by the holders of a majority in principal amount of the Subordinated Notes of all series then outstanding as to which the default has occurred (all series voting as one class), except a default in the payment of principal or interest on any such Subordinated Notes or in respect of a covenant or provision of the Subordinated Indenture which cannot be modified or amended without the consent of the holder of each Subordinated Note so affected (Sections 6.01 and 6.06 of the Subordinated Indenture).

       As a result of the provisions stated in the prior paragraph, the Subordinated Indenture does not provide for any right to accelerate the payment of principal of the Subordinated Notes upon a default in payment of principal or interest or in the performance of any covenant or agreement in the Subordinated Notes or the Subordinated Indenture, or upon a default in the payment or acceleration of other indebtedness of the Company. In the case of a default in the payment of principal or interest, the Trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal or interest (Section 6.02 of the Subordinated Indenture).

       Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of Notes issued under such Indenture before proceeding to exercise any right or power under the Indenture at the request of such holders (Section 7.02). Each Indenture also provides that the holders of a majority in principal amount of the outstanding Notes issued thereunder of all series affected (voting as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes of such series (Section 6.06).

       Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists (Section 4.06).


                               12.

MODIFICATION OF THE INDENTURE AND WAIVER

       Each Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66-2/3% in principal amount of the Notes of all series then outstanding under such Indenture affected by such supplemental indenture (voting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or modifying the rights of the holders of Notes of each such series, except that no such supplemental indenture may (i) extend the fixed maturity of any Notes, or reduce the rate or extend the time of payment of any interest thereon or on any overdue principal amount, or reduce the principal amount thereof, or reduce any amount payable upon any redemption thereof, or change the currency of payment of principal of or any interest thereon or on any overdue principal amount, without the consent of the holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all outstanding Notes under such Indenture (Section 10.02).

       Each Indenture provides that the Company may omit in any particular instance to comply with any covenant or condition specifically contained in such Indenture for the benefit of one or more series of Notes (including in the case of the Senior Indenture, the covenant described above under "Limitation on Sale or Issuance of Capital Stock or Convertible Securities of, and Merger or Sale of Assets by, the Bank") if before the time for such compliance the holders of a majority in principal amount of the Notes of all series then outstanding under such Indenture, and, in the case of the Subordinated Indenture, affected by the omission (voting as one class) waive such compliance in such instance, but such waiver shall not extend to or affect such covenant or condition except to the extent so expressly waived (Section 4.08 of the Senior Indenture and Section 4.07 of the Subordinated Indenture).

CONSOLIDATION, MERGER AND SALE OF ASSETS

       Each Indenture provides that the Company may not merge or consolidate or sell or convey all or substantially all of its assets unless the successor corporation (if other than the Company) is a domestic corporation, assumes the Company's obligations under such Indenture and on the Notes issued under such Indenture, and, after giving effect to such transaction, the Company or the successor corporation would not be in default under such Indenture (Section 11.01).

CONCERNING THE TRUSTEES

       Chemical Bank is the successor Trustee under the Senior Indenture. Notices to the Senior Trustee should be directed to Chemical Bank, Corporate Trust Department, 450 West 33rd Street, New York, New York 10001, Attention: Vice President. The Company and the Bank maintain deposit accounts and conduct other banking transactions with the Senior Trustee in the ordinary course of business. Marine Midland Bank is the Trustee under the Subordinated Indenture. Notices to the Subordinated Trustee should be directed to Marine Midland Bank, 140 Broadway,
New York, New York 10015, Attention: Vice President-Corporate Trust Administration. The Bank has entered into correspondent banking relationships with the Subordinated Trustee and with its corporate parent, The Hong Kong and Shanghai Banking Corporation Limited ("HSBC"), involving various banking transactions in the ordinary course of business. As part of their relationship, the Bank and HSBC have an arrangement providing for the referral of customers to each other. The Company and the parent of HSBC have agreed in principle to establish a jointly owned trade bank called Wells Fargo HSBC Trade Bank.

                 DESCRIPTION OF PREFERRED STOCK

       The following description of Preferred Stock sets forth certain general terms and provisions of the series of Preferred Stock to which any Prospectus Supplement may relate. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to such series of Preferred Stock. If

                               13.

so indicated in the Prospectus Supplement relating thereto, the terms of any such series of Preferred Stock may differ from the terms set forth below. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in the Prospectus Supplement relating thereto do not purport to be complete and are qualified in their entirety by reference to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Certificate of Designation relating to such series of Preferred Stock, which are filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

       The Company is authorized to issue 25,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the specific number of shares, title, liquidation preference of each share, issue price, dividend rate or rates (or method of calculation), dividend periods, dividend payment dates, any redemption or sinking fund provisions, any conversion provisions and any other specific terms of any series without any further action by stockholders of the Company unless action is required by applicable laws or regulations or by the terms of other outstanding preferred stock. As of the date of this Prospectus, the Company had three series of Preferred Stock outstanding consisting of 1,500,000 shares of Adjustable Rate Cumulative Preferred Stock, Series B, 477,500 shares of 9% Preferred Stock, Series C ("9% Preferred Stock") represented by 9,550,000 Depositary Shares each representing a one-twentieth interest in a share of 9% Preferred Stock and 350,000 shares of 8-7/8% Preferred Stock, Series D (the "8-7/8% Preferred Stock" and together with the 9% Preferred Stock, the "Fixed Rate Preferred Stock") represented by 7,000,000 Depositary Shares each representing a one-twentieth interest in a share of 8-7/8% Preferred Stock. The Adjustable Rate Preferred Stock has a liquidation preference of $50 per share and the Fixed Rate Preferred Stock has a liquidation preference of $500 per share or $25 per Depositary Share. See "Description of Capital Stock-Existing Preferred Stock." Unless otherwise specified in the Prospectus Supplement relating thereto, the shares of each series of Preferred Stock will rank on a parity as to dividends and distributions of assets with each other and with the Adjustable Rate Preferred Stock and the Fixed Rate Preferred Stock.

       The Prospectus Supplement will set forth the following specific terms regarding the series of Preferred Stock offered thereby: (i) the designation, number of shares and liquidation preference per share; (ii) the initial public offering price;
(iii) the dividend rate or rates, or the method of determining the dividend rate or rates; (iv) the index, if any, upon which the amount of dividends, if any, is determined; (v) the dates on which dividends, if any, will accrue and be payable and the designated record dates for determining the holders entitled to such dividends; (vi) any redemption or sinking fund provisions;
(vii) any conversion or exchange provisions; (viii) whether the Company has elected to offer Depositary Shares as described under "Description of Depositary Shares"; (ix) provisions for issuance of global securities; (x) the currency (which may be composite currency) in which payment of dividends, if any, shall be payable if other than United States dollars; (xi) voting rights, if different from those described under "Description of Preferred Stock - Voting Rights"; and (xii) any additional terms, preferences or rights.

       As described under "Description of Depositary Shares," the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).

       Under regulations adopted by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), if the holders of shares of any series of preferred stock of the Company become entitled to vote for the election of directors because the Board of Directors of the Company has failed to declare or pay dividends on such series (see "Description of Preferred Stock - Voting Rights"), such series may then be deemed a class of "voting securities" and a holder of 25 percent or more of such series (or a holder of five percent or

                               14.

more if it otherwise exercises a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended. In addition, at such time as such series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire five percent or more of such series and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire ten percent or more of such series.

       The shares of Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

       The transfer agent, registrar, dividend disbursing agent and redemption agent for the Preferred Stock will be specified in the Prospectus Supplement relating thereto.

DIVIDENDS

       The holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cumulative or non-cumulative cash or other dividends at such rate or rates and on such dates as will be set forth in the Prospectus Supplement relating to such series. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company and specified in the Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay a dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates.

       No dividends may be declared in respect of any dividend period on any other series or class of preferred stock ranking on a parity as to dividends with the Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock unless full cumulative dividends on all outstanding shares of each series of Preferred Stock on which dividends are cumulative and on the Adjustable Rate Preferred Stock and the Fixed Rate Preferred Stock shall have been paid in full or contemporaneously are declared and paid through the most recent dividend payment date, unless otherwise indicated in the Prospectus Supplement. In the event that full cumulative dividends on such Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock have not been declared and paid or set apart when due, the Company may not declare or pay any dividends on, or make other distributions on or make any payment on account of the purchase, redemption, or other retirement, of its Common Stock or any other stock of the Company ranking as to dividends or upon liquidation junior to such Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock (other than, in the case of dividends or distributions, dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or such other junior ranking stock), until full cumulative dividends on such Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock are made or set apart for payment, unless otherwise indicated in the Prospectus Supplement.

       When dividends are not paid in full upon any series of Preferred Stock, the Adjustable Rate Preferred Stock, the Fixed Rate Preferred Stock and any other preferred stock ranking on a parity therewith all dividends declared or made upon shares of Preferred Stock, Adjustable Rate Preferred Stock, Fixed Rate Preferred Stock and any other series of preferred stock ranking on a parity therewith shall be declared pro rata so that the amount of dividends declared per share on Preferred Stock, Adjustable Rate Preferred Stock, Fixed Rate Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued

                               15.

dividends per share (which, in the case of Noncumulative Preferred Stock, shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of each series of the Preferred Stock, Adjustable Rate Preferred Stock, Fixed Rate Preferred Stock and such other preferred stock bear to each other. No interest shall be payable in respect of any dividend payment which may be in arrears unless otherwise indicated in the Prospectus Supplement.

REDEMPTION

       The shares of any series of Preferred Stock may be redeemable at the option of the Company and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, on the date or dates and at the redemption price or prices set forth in the Prospectus Supplement relating to such series. If fewer than all shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by the Company pro rata or by lot, or by any other method determined by the Board of Directors to be equitable.

       Under regulations of the Federal Reserve Board, any perpetual preferred stock with a feature permitting redemption at the option of the issuer may qualify as capital only if the redemption is subject to prior approval of the Federal Reserve Board. Therefore, any redemption of Preferred Stock at the option of the Company will require the prior approval of the Federal Reserve Board in order for the Preferred Stock to qualify as capital for bank regulatory purposes.

       If any dividends on shares of any series of Preferred Stock are in arrears, no shares of Common Stock or shares of capital stock ranking junior to or on parity with the Preferred Stock shall be redeemed and no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of such series are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any shares of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series.

       Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 40 nor more than 70 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the Company's stock books. Each such notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price and the manner in which such redemption price is to be paid and delivered; (iv) the place or places where certificates for such shares of Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

       If notice of redemption has been given, from and after the redemption date for the shares of the series of the Preferred Stock called for redemption (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the shares of Preferred Stock so called for redemption will cease to accrue, any right to convert the shares of Preferred Stock will terminate, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price) will cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company will so require and the notice shall so state), the redemption price set forth above will be paid out of funds provided by the Company. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder thereof.


                               16.

LIQUIDATION PREFERENCE

       Upon any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock and of the Adjustable Rate Preferred Stock and the Fixed Rate Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to or set apart for the holders of Common Stock or of any other shares of stock of the Company ranking as to such a distribution junior to the shares of such series, with respect to the Preferred Stock, an amount described in the Prospectus Supplement relating to such series of Preferred Stock, and with respect to the Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock, an amount equal to the liquidation value of such shares. See "Description of Capital Stock - Existing Preferred Stock." If, in any case of any such liquidation, dissolution or winding up of the Company, the assets of the Company or the proceeds thereof shall be insufficient to pay in full the amounts payable with respect to shares of each series of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity therewith, the holders of shares of such series of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of shares of such series of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock of the full preferential amounts to which they are entitled, the holders of shares of such series of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company, unless otherwise provided in the Prospectus Supplement. A consolidation or merger of the Company with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Company.

CONVERSION AND EXCHANGE



       The terms, if any, on which shares of any series of Preferred Stock are convertible into or exchangeable for Notes or Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which the number of shares of Common Stock to be received by the holders of Preferred Stock would be calculated according to the market price of Common Stock as of a time stated in the Prospectus Supplement.




VOTING RIGHTS

       Except as indicated below or in the Prospectus Supplement relating to a particular series of the Preferred Stock, or except as expressly required by applicable law, the holders of Preferred
Stock will not be entitled to vote.

       On matters on which holders of such series and holders of any other series of Preferred Stock are entitled to vote as a single class, each full share of any series of the Preferred Stock shall be entitled to one vote. Therefore, the voting power of such series will depend on the number of shares in such series, not the liquidation preference or initial offering price of the shares of such series of the Preferred Stock. However, as more fully described under "Description of Depositary Shares," if the Company elects to provide for the issuance of Depositary Shares representing fractional interests in a share of a series of the Preferred Stock, the holders of each such Depositary Share will, in effect, be entitled through the Depositary to such fraction of a vote, rather than a full vote. To the extent the Depositary does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock, it will vote such shares of Preferred Stock in accordance with the recommendation of the Company, unless otherwise indicated in the Prospectus Supplement.

       Whenever the Board of Directors shall have failed to declare and pay dividends on a series of Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock for dividend periods, whether or not

                               17.

consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of such series of Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock (voting as a class with all other affected series of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock ranking on a parity therewith either as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends which the Board of Directors failed to declare or pay on such series of Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock have been fully paid or set apart for payment. In addition, under such circumstances, certain holders of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock may become subject to regulation as a bank holding company. See "Description of Preferred Stock - General." The term of office of all directors elected by the holders of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock shall terminate immediately upon the termination of the right of the holders of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock to vote for directors.

       So long as any shares of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock remain outstanding, the Company shall not, without the consent of the holders of at least two-thirds of the shares of the affected series of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock outstanding at the time (voting separately as a class with all other affected series of Preferred Stock ranking on a parity with the affected series of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock), (i) authorize, create or issue, or increase the authorized amount of, any class or series of stock ranking prior to the affected series of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock as to dividends or upon liquidation; or (ii) amend, alter or repeal the provisions of the Company's Restated Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the affected series of Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to the affected series of Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock as to dividends and upon liquidation shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.


                DESCRIPTION OF DEPOSITARY SHARES

       The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock which are filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

       The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).


                               18.

       The Depositary Shares will be evidenced by Depositary
Receipts issued pursuant to the Deposit Agreement, each of which will represent the fractional interest in a share of a particular series of the Preferred Stock described in the Prospectus
Supplement.

       Unless otherwise specified in the Prospectus Supplement, a holder of Depositary Shares is not entitled to receive the whole shares of Preferred Stock underlying the Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

       The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

       In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

       The Deposit Agreement also contains provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

       If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

       After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares. Any funds deposited by the Company with the Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

VOTING

       Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions,

                               19.

and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. To the extent the Depositary does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock, it will vote shares of Preferred Stock in accordance with the recommendation of the Company, unless otherwise indicated in the Prospectus Supplement.

AMENDMENT OF THE DEPOSIT AGREEMENT

       The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary, provided, however, that any amendment which materially and adversely alters the rights of the existing holder of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding.

CHARGES OF DEPOSITARY

       The Company will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

TAXATION

       Owners of Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for shares of the Preferred Stock in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares at the time of the exchange thereof for Preferred Stock will include the period during which such person owned such Depositary Shares.

MISCELLANEOUS

       The Company, or at the option of the Company, the Depositary, will forward to the holders of Depositary Shares all reports and communications from the Company which the Company is required to furnish to the holders of the Preferred Stock.


       Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.


                               20.

RESIGNATION AND REMOVAL OF DEPOSITARY; TERMINATION OF THE DEPOSIT
AGREEMENT

       The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary will be appointed by the Company within 60 days after delivery of the notice of resignation or removal. The Deposit Agreement may be terminated at the direction of the Company or by the Depositary if a period of 90 days shall have expired after the Depositary has delivered to the Company written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the Deposit Agreement, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except that the Depositary will continue to deliver Preferred Stock certificates together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for Depositary Receipts surrendered. Upon request of the Company, the Depositary shall deliver all books, records, certificates evidencing Preferred Stock, Depositary Receipts and other documents respecting the subject matter of the Deposit Agreement to the Company.

                  DESCRIPTION OF CAPITAL STOCK

GENERAL

       The Company is authorized to issue 150,000,000 shares of Common Stock, par value $5.00 per share, and 25,000,000 shares of preferred stock, par value $5.00 per share.

COMMON STOCK

       Holders of Common Stock are entitled to one vote for each share of Common Stock held. All outstanding shares of Common
Stock are fully paid and nonassessable.

       Holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors out of funds legally available therefor subject to the limitations described below. In the event of liquidation, holders of the Common Stock are entitled to receive pro rata any assets distributable after payment of liabilities and the liquidation preference, if any, on any shares of Preferred Stock then outstanding. There are no conversion, preemptive or redemption rights of the Common Stock. The dividend rights and liquidation preferences relating to the preferred stock are superior to those relating to the Common Stock.

       The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York, New York.

EXISTING PREFERRED STOCK

       As of the date of this Prospectus, the Company had three series of preferred stock outstanding, consisting of 1,500,000 shares of Adjustable Rate Cumulative Preferred Stock, Series B, 477,500 shares of 9% Preferred Stock, Series C represented by 9,550,000 Depositary Shares each representing a one-twentieth interest in a share of 9% Preferred Stock and 350,000 shares of 8-7/8% Preferred Stock, Series D represented by 7,000,000 Depositary Shares each representing a one-twentieth interest in a share of 8-7/8% Preferred Stock. The Adjustable Rate Preferred Stock has a liquidation preference of $50 per share and the Fixed Rate Preferred Stock has a liquidation preference of $500 per share or $25 per Depositary Share. Unless full cumulative dividends on the Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock have been paid, the Company may not declare dividends on or make any other payment in respect of any class of stock ranking junior to the Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock, including

                               21.

the Common Stock. Whenever the Board of Directors of the Company shall have failed to declare and pay dividends on any series of Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of such series of Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock (voting as a class with all other affected series of Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock ranking on a parity therewith either as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends which the Board of Directors failed to declare or pay on the affected series of Preferred Stock, Adjustable Rate Preferred Stock or Fixed Rate Preferred Stock have been fully paid or set apart for payment. The holders of Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock have preference and priority over holders of Common Stock in the event of liquidation for payment of the liquidation preference of the Preferred Stock, Adjustable Rate Preferred Stock and Fixed Rate Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon.





                      PLAN OF DISTRIBUTION


       The Company may offer and sell the Offered Securities to one or more underwriters for resale by them or through agents, or to investors directly. The Prospectus Supplement with respect to each series of Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and the net proceeds to the Company from such sale, any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers.


       If any underwriters are involved in the offer and sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the accompanying Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Securities described in such Prospectus Supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

       Underwriters and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933.

       Employees of the Bank may act as finders of purchasers of Offered Securities. Their activities will be limited to contacting customers and informing them of the terms of the Offered Securities offered by the Company. The Company believes that such persons are not required to be registered as brokers or dealers under Section 3(a)(4) and 3(a)(5) of the Act since they are acting as employees on behalf of a bank.



                         LEGAL OPINIONS

       The legality of the Offered Securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison, San Francisco, for the underwriters, if any, by Davis Polk & Wardwell, New York City and for the agents, if any, by Brown & Wood, San Francisco. Davis Polk & Wardwell may rely on the opinion of Brobeck, Phleger & Harrison as to matters of California law. Davis Polk & Wardwell represents the Company from time to time.



                               22.

                             EXPERTS

       The consolidated financial statements of the Company as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                               23.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Registration Fee................................  $711,293
         Printing and Engraving..........................    20,000
         Legal Fees......................................   175,000
         Accounting Fees.................................    40,000
         Blue Sky and Legal Investment Fees..............    35,000
         Rating Agencies' Fees...........................   780,000
         Trustee's Fees..................................    40,000
         Miscellaneous...................................       707
            Total........................................$1,802,000

The foregoing amounts are the best estimates of the Company.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. Registrant's By-Laws require Registrant to indemnify its directors, officers and employees to the full extent permitted by Delaware law against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as such, including proceedings under the Securities Act of 1933 or the Securities Exchange Act of 1934. The By-Laws further provide that rights conferred under such By-Laws shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, provision or any certificate of incorporation, by-law, agreement, vote of stockholders, disinterested directors or otherwise. The Restated Certificate of Incorporation of Registrant precludes, with certain exceptions, Registrant and its stockholders from recovering monetary damages from directors for business decisions found by a court to have been negligent or grossly negligent, including decisions relating to a change in control of Registrant.

         Reference is made to Article VI of the form of Underwriting Agreements and Section 5 of the forms of Distribution Agreement and Finder Agreement filed as exhibits hereto pursuant to which underwriters, agents or finders may under certain circumstances indemnify the directors and officers of the Registrant. Directors and officers of the Registrant may also be indemnified in certain circumstances under the terms of other underwriting agreements entered into by the Registrant in connection with prior public offerings.

ITEM 16.  EXHIBITS.

     1(a) - Form of firm commitment Underwriting Agreement for
Senior Notes. Incorporated by reference to Exhibit 1(a) to
Registration Statement No. 33-53514 filed on December 8, 1992.

     1(b) - Form of firm commitment Underwriting Agreement for
Subordinated Notes. Incorporated by reference to Exhibit 1(b) to
Registration Statement No. 33-53514 filed on December 8, 1992.

     1(c) - Form of firm commitment Underwriting Agreement for
Preferred Stock. Incorporated by reference to Exhibit 1(c) to
Registration Statement No. 33-53514 filed on December 8, 1992.


                              II-1.

     1(d) - Form of Distribution Agreement.

     1(e) - Finder Agreement. Incorporated by reference to
Exhibit 1(d) of the Company's Report on Form 8-K filed
January 23, 1991.

     1(f) - Amendment No. 1 to Finder Agreement. Incorporated by reference to Exhibit 1(g) to Registration Statement No. 33-42273 filed on August 19, 1991.

     1(g) - Form of Amendment No. 2 to Finder Agreement.
Incorporated by reference to Exhibit 1(h) to Registration
Statement No. 33-42273 filed on August 19, 1991.

     1(h) - Amendment No. 3 to Finder Agreement. Incorporated by reference to Exhibit 1(h) to Registration Statement No. 33-53514 filed on December 8, 1992.

     1(i) - Amendment No. 4 to Finder Agreement. Incorporated by reference to Exhibit 1(i) to Registration Statement No. 33-51227 filed on November 30, 1993.


     * 1(j) - Amendment No. 5 to Finder Agreement dated March 24,
1994.



  * 1(k) - Form of Amendment No. 6 to Finder Agreement.


     4(a) - Form of Senior Indenture, dated as of September 1, 1984, between Wells Fargo & Company and Manufacturers Hanover Trust Company. Incorporated by reference to Exhibit 4(a) to Registration Statement No. 2-93314 filed on September 18, 1984.

      4(b) - Form of First Supplemental Indenture, dated as of April 15, 1986, between Wells Fargo & Company and
Manufacturers Hanover Trust Company. Incorporated by reference to
Exhibit 4(b) to Registration Statement No. 33-4573 filed on April
4, 1986.

     4(c) - Form of Second Supplemental Indenture, dated as of
June 30, 1987, between Wells Fargo & Company and Manufacturers
Hanover Trust Company. Incorporated by reference to Exhibit 4.10 to Form 8-B filed June 30, 1987.

     4(d) - Form of Third Supplemental Indenture, dated as of
January 23, 1991, between Wells Fargo & Company and Manufacturers
Hanover Trust Company. Incorporated by reference to Exhibit 4(a) to Form 8-K filed on January 23, 1991.

     4(e) - Form of Subordinated Indenture. Incorporated by reference to Exhibit 4(e) to Registration Statement No. 33-53514 filed on December 8, 1992.

     4(f) - Form of fixed rate Senior Note. Incorporated by reference to Exhibit 4(b) to Registration Statement No. 2-95939 filed on February 20, 1985.

     4(g) - Form of floating rate Senior Note. Incorporated by reference to Exhibit 4(c) to Registration Statement No. 2-95939 filed on February 20, 1985.

     4(h) - Form of original issue discount or zero coupon Senior
Note. Incorporated by reference to Exhibit 4(d) to Registration
Statement No. 2-95939 filed on February 20, 1985.

     4(i) - Form of fixed interest bearing Subordinated Note.
Incorporated by reference to Exhibit 4(i) to Registration
Statement No. 33-53514 filed on December 8, 1992.


                              II-2.

     4(j) - Form of floating interest bearing Subordinated Note.
Incorporated by reference to Exhibit 4(j) to Registration
Statement No. 33-53514 filed on December 8, 1992.

     4(k) - Form of original issue discount or zero coupon
Subordinated Note. Incorporated by reference to Exhibit 4(k) to
Registration Statement No. 33-53514 filed on December 8, 1992.


    *4(l) - Form of Medium-Term Fixed Rate Note.



    *4(m) - Form of Medium-Term Floating Rate Note.


     4(n) - Restated Certificate of Incorporation of the Company
(incorporated by reference to Exhibit 3(a) to Annual Report on Form 10-K for the year ended December 31, 1993).

     4(o) - Bylaws of the Company (incorporated by reference to Exhibit 3(ii) to Form 8-K filed on April 18, 1995).

     4(p) - Form of Certificate of Designation for Preferred
Stock. Incorporated by reference to Exhibit 3(c) of Form 10-K filed March 21, 1994.

     4(q) - Form of Certificate of Designation for Preferred
Stock. Incorporated by reference to Exhibit 3 of Form 8-K filed
October 24, 1991.

     4(r) - Form of Certificate of Designation for Preferred
Stock. Incorporated by reference to Exhibit 3 of Form 8-K filed
March 5, 1992.

     4(s) - Form of Deposit Agreement. Incorporated by reference to Exhibit 4(f) to Registration Statement No. 33-45066 filed on
January 22, 1992.

     4(t) - Form of Depositary Receipt. Incorporated by reference to Exhibit 4(g) to Registration Statement No. 33-45066 filed on
January 22, 1992.



     * 5(a) - Opinion of Brobeck, Phleger & Harrison with respect to the validity of the Offered Securities.




     * 12(a) - Computation of ratios of earnings to fixed charges and preferred dividend requirements (consolidated).


     23(a) - Consent of KPMG Peat Marwick LLP.


     * 23(b) - Consent of Brobeck, Phleger & Harrison (included in Exhibit 5(a)).




     * 24(a) - Power of Attorney.




     * 25(a) - Statement of Eligibility of Chemical Bank.




     * 25(b) - Statement of Eligibility of Marine Midland Bank.



- ------------------------------
*Previously Filed.

                              II-3.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         Notwithstanding subparagraph (ii) above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding and other than indemnification covered by insurance) is asserted by such director, officer or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                              II-4.

                           SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, this 2nd day of August, 1995.


                          WELLS FARGO & COMPANY


                          By: /s/ Alan J. Pabst
                              _____________________________________
                              Alan J. Pabst
                              (Senior Vice President and Treasurer)






                  Pursuant to the requirements of the Securities
Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the date indicated:





    SIGNATURE                 TITLE                          DATE

* Paul Hazen          Chairman and Chief Executive Officer
- ------------
  Paul Hazen          (Principal Executive Officer)          August 2, 1995



* William F. Zuendt   President and Director                 August 2, 1995
- -------------------
  William F. Zuendt



* Rodney L. Jacobs     Vice Chairman and Chief Financial Officer
- ------------------
  Rodney L. Jacobs     (Principal Financial Officer)         August 2, 1995



* Frank A. Moeslein    Executive Vice President and Controller
- -------------------
  Frank A. Moeslein    (Principal Accounting Officer)        August 2, 1995




* H. Jessee Arnelle     Director                             August 2, 1995
- -------------------
  H. Jessee Arnelle



* William R. Breuner    Director                             August 2, 1995
- -------------------
  William R. Breuner



* William S. Davila     Director                             August 2, 1995
- -------------------
  William S. Davila



* Rayburn S. Dezember   Director                             August 2, 1995
- -------------------
  Rayburn S. Dezember




* Robert K. Jaedicke    Director                             August 2, 1995
- -------------------
  Robert K. Jaedicke



                              II-5.

* Ellen M. Newman     Director                               August 2, 1995
- -------------------
  Ellen M. Newman



* Philip J. Quigley   Director                               August 2, 1995
- -------------------
  Philip J. Quigley




* Carl E. Reichardt   Director                               August 2, 1995
- -------------------
  Carl E. Reichardt




* Donald B. Rice      Director                               August 2, 1995
- -------------------
  Donald B. Rice



* Susan G. Swenson    Director                               August 2, 1995
- -------------------
  Susan G. Swenson



* Chang-Lin Tien      Director                               August 2, 1995
- -------------------
  Chang-Lin Tien



* John A. Young       Director                               August 2, 1995
- ---------------
  John A. Young





*BY:     /S/ ALAN J. PABST
         ____________________________________
         (ALAN J. PABST, ATTORNEY-IN-FACT
         SENIOR VICE PRESIDENT AND TREASURER)


                          II-6.

                        INDEX OF EXHIBITS

                                                         Found on
                                                     Sequentially
                                                    Numbered Page



     1(a) - Form of firm commitment Underwriting Agreement for
Senior Notes. Incorporated by reference to Exhibit 1(a) to
Registration Statement No. 33-53514 filed on December 8, 1992.


     1(b) - Form of firm commitment Underwriting Agreement for
Subordinated Notes. Incorporated by reference to Exhibit 1(b) to
Registration Statement No. 33-53514 filed on December 8, 1992.


     1(c) - Form of firm commitment Underwriting Agreement for
Preferred Stock. Incorporated by reference to Exhibit 1(c) to
Registration Statement No. 33-53514 filed on December 8, 1992.


     1(d) - Form of Distribution Agreement.


     1(e) - Finder Agreement. Incorporated by reference to
Exhibit 1(d) of the Company's Report on Form 8-K filed
January 23, 1991.


     1(f) - Amendment No. 1 to Finder Agreement. Incorporated by reference to Exhibit 1(g) to Registration Statement No. 33-42273 filed on August 19, 1991.


     1(g) - Form of Amendment No. 2 to Finder Agreement.
Incorporated by reference to Exhibit 1(h) to Registration
Statement No. 33-42273 filed on August 19, 1991.


     1(h) - Amendment No. 3 to Finder Agreement. Incorporated by reference to Exhibit 1(h) to Registration Statement No. 33-53514 filed on December 8, 1992.


     1(i) - Amendment No. 4 to Finder Agreement. Incorporated by reference to Exhibit 1(i) to Registration Statement No. 33-51227 filed on November 30, 1993.



   * 1(j) - Amendment No. 5 to Finder Agreement, dated
March 24, 1994.





   * 1(k) - Form of Amendment No. 6 to Finder Agreement.



     4(a) - Form of Senior Indenture, dated as of September 1, 1984, between Wells Fargo & Company and Manufacturers Hanover Trust Company. Incorporated by reference to Exhibit 4(a) to Registration Statement No. 2-93314 filed on September 18, 1984.


                              II-7.

     4(b) - Form of First Supplemental Indenture, dated as of April 15, 1986, between Wells Fargo & Company and Manufacturers Hanover Trust Company. Incorporated by reference to Exhibit 4(b) to Registration Statement No. 33-4573 filed on April 4, 1986.


     4(c) - Form of Second Supplemental Indenture, dated as of
June 30, 1987, between Wells Fargo & Company and Manufacturers
Hanover Trust Company. Incorporated by reference to Exhibit 4.10 to Form 8-B filed June 30, 1987.


     4(d) - Form of Third Supplemental Indenture, dated as of
January 23, 1991, between Wells Fargo & Company and Manufacturers
Hanover Trust Company. Incorporated by reference to Exhibit 4(a) to Form 8-K filed on January 23, 1991.


     4(e) - Form of Subordinated Indenture. Incorporated by reference to Exhibit 4(e) to Registration Statement No. 33-53514 filed on December 8, 1992.


     4(f) - Form of fixed rate Senior Note. Incorporated by reference to Exhibit 4(b) to Registration Statement No. 2-95939 filed on February 20, 1985.


     4(g) - Form of floating rate Senior Note. Incorporated by reference to Exhibit 4(c) to Registration Statement No. 2-95939 filed on February 20, 1985.


     4(h) - Form of original issue discount or zero coupon Senior
Note. Incorporated by reference to Exhibit 4(d) to Registration
Statement No. 2-95939 filed on February 20, 1985.


     4(i) - Form of fixed interest bearing Subordinated Note.
Incorporated by reference to Exhibit 4(i) to Registration
Statement No. 33-53514 filed on December 8, 1992.


     4(j) - Form of floating interest bearing Subordinated Note.
Incorporated by reference to Exhibit 4(j) to Registration
Statement No. 33-53514 filed on December 8, 1992.


     4(k) - Form of original issue discount or zero coupon
Subordinated Note. Incorporated by reference to Exhibit 4(k) to
Registration Statement No. 33-53514 filed on December 8, 1992.



    *4(l) - Form of Medium-Term Fixed Rate Note.





    *4(m) - Form of Medium-Term Floating Rate Note.



     4(n) - Restated Certificate of Incorporation of the Company
(incorporated by reference to Exhibit 3(a) to Annual Report on Form 10-K for the year ended December 31, 1993).


                              II-8.

     4(o) - Bylaws of the Company (incorporated by reference to Exhibit 3(ii) to Form 8-K filed on April 18, 1995).


     4(p) - Form of Certificate of Designation for Preferred
Stock. Incorporated by reference to Exhibit 3(c) of Form 10-K filed March 21, 1994.


     4(q) - Form of Certificate of Designation for Preferred
Stock. Incorporated by reference to Exhibit 3 of Form 8-K filed
October 24, 1991.


     4(r) - Form of Certificate of Designation for Preferred
Stock. Incorporated by reference to Exhibit 3 of Form 8-K filed
March 5, 1992.


     4(s) - Form of Deposit Agreement. Incorporated by reference to Exhibit 4(f) to Registration Statement No. 33-45066 filed on
January 22, 1992.


     4(t) - Form of Depositary Receipt. Incorporated by reference to Exhibit 4(g) to Registration Statement No. 33-45066 filed on
January 22, 1992.



   * 5(a) - Opinion of Brobeck, Phleger & Harrison with respect to the validity of the Offered Securities.





  * 12(a) - Computation of ratios of earnings to fixed charges and preferred dividend requirements (consolidated).



    23(a) - Consent of KPMG Peat Marwick LLP.



   * 23(b) - Consent of Brobeck, Phleger & Harrison (included in Exhibit 5(a)).




   * 24(a) - Power of Attorney.





   * 25(a) - Statement of Eligibility of Chemical Bank.





   * 25(b) - Statement of Eligibility of Marine Midland Bank.





______________________________

* Previously filed.



                                    II-9.